KENNEDY COVINGTON LOBDELL & HICKMAN
                                                 ATTORNEYS AT LAW
                                                  3300 NCNB PLAZA
                                       CHARLOTTE, NORTH CAROLINA 28280-8082
                                                TELEPHONE 704/377-6000


    MARCUS T. HICKMAN       JOSEPH B.C. KLUTTZ                                DENNARD LINDSEY TEAGUE     BARBARA R. FRITH
   CLARENCE W. WALKER       JONATHAN A. BARRETT            ________               DEAN A. WARREN          J. ANDRE HALL
 JAMES E. (BILL) WALKER      EUGENE C. PRIDGEN                                  JOSEPH R. McCOREY**    A. LEE HOGEWOOD III
     HENRY C. LOMAX          STEPHEN K. RHYNE       SOUTH CAROLINA OFFICE     WALTER D. FISHER, JR.*      CORY HOHNBAUM
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CHARLES V. TOMPKINS, JR.   RAYMOND E. OWENS, JR.  ONE LAW PLACE - SUITE 301     STEPHEN R. McCRAE,          FELICIA A.
                                                                                       JR.**                WASHINGTON
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      ROSS J. SMYTH         NANCY BLACK NORELLI     TELEPHONE 803/327-6171       BOBBY D. HINSON*              1893-1975
  A. ZACHARY SMITH III     JAMES C. HARDIN III*                                WILLIAM B. KIRK, JR.      HUGH L. LOBDELL
  WILLIAM F. DREW, JR.       PETER MCLEAN III              ________             MICHELLE C. LANDERS            1908-1982
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                                    JR.                     NUMBER
     LEE WEST MOVIUS

EXCEPT AS NOTED ATTORNEYS ADMITTED IN N.C. ONLY          704/331-7438
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------------------------------------------------- --------------------------- ------------------------ ---------------------


                                                   August 14, 1991

North Carolina Daily Municipal
  Income Fund, Inc.
c/o Reich & Tang, L.P.
100 Park Avenue
New York, New York  10017

         Re:  North Carolina Income Taxation

Dear Sirs:

         In conjunction with the proposed public offering of shares of the North Carolina Daily Municipal Income Fund, Inc. (the "Fund"), you have requested that we provide the opinion set forth below. For purposes of rendering this opinion, we have examined and relied upon the information about the Fund contained in the draft Registration Statement for the Fund provided to us (the "Registration Statement"). Terms which appear in this opinion letter, unless otherwise indicated, shall have the same meaning as set forth in the North Carolina
General Statutes and regulations thereunder. We have conducted informal discussions with representatives of the North Carolina Department of Revenue concerning appropriate interpretations of the statutes and regulations referenced herein and rely on such discussions in rendering this opinion.

North Carolina Daily Municipal
     Income Fund, Inc.
August 14, 1991
Page 6


DISCUSSION

       (1) North Carolina Corporation Income Tax. North Carolina General Statute ("NCGS") ss. 105-130.3 provides with respect to the North Carolina Corporation Income Tax that the net income or net loss of a corporation subject to North Carolina income taxation shall be the same as "taxable income" as defined in the Internal Revenue Code as enacted as of January 1, 1991 (the "Code"), subject to the adjustments provided in NCGS ss.105-130.5. NCGS ss.105-130.5(a)(4) provides that the following addition to federal taxable income shall be made in determining North Carolina net income:

         "Interest income earned on bonds and other obligations of other states or their political subdivisions, less allowable amortization on any bond acquired on or after January 1, 1963 ...."

NCGS ss.105-130.5(b)(1), (9) provide that the following deductions from federal taxable income shall be made in determining North Carolina net income:

       "(1) Interest upon the obligations of the United States or its possessions, to the extent included in federal taxable income:
              Provided, interest upon the obligations of the United States shall not be an allowable deduction unless interest upon obligations of the State of North Carolina or any of its political subdivisions is exempt from income taxes imposed by the United States....

       "(2) With respect to a shareholder of a regulated investment company the portion of undistributed capital gains of such regulated investment company included in such shareholder's federal taxable income and on which the federal tax paid by the regulated investment company is allowed as a credit or refund to the shareholder under Section 852 of the Code...."

NCGS ss.105-130.7(3) provides as follows:

         "A corporation shall be allowed to deduct such proportionate part of dividends received by it from a regulated investment company or a real estate investment trust, as defined in G.S. 105-130.12, as represents and corresponds to income received by such regulated investment company or real estate investment trust which would not be taxed by this State if received directly by the corporation."

NCGS ss.105-130.12 defines a "regulated investment company" as an organization which, in the opinion of the Secretary of Revenue of North Carolina qualifies as a "regulated investment company" under Section 851 of the Code and which files with the North Carolina Department of Revenue its election to be treated as a "regulated investment company".

       (2) North Carolina Individual Income Tax. For purposes of the North Carolina Individual Income Tax, NCGS ss.105-134.2 provides that a tax is imposed upon the North Carolina taxable income of every individual computed at specified percentages of the taxpayer's North Carolina taxable income. NCGS ss.105-134.5 provides that for residents of North Carolina the term "North Carolina taxable income" means taxable income as calculated under the Code with certain adjustments. NCGS ss.105-134.6(b)(1), (2) provide that the following deductions from taxable income shall be made in calculating North Carolina taxable income, to the extent such item is included in gross income:

              "(1) Interest upon the obligations of (i) the United States or its possessions, (ii) this State or a political subdivision of this State, or
       (iii) a nonprofit educational institution organized or chartered under the laws of this State....

              "(2) Interest upon obligations and gain from the disposition of obligations to the extent the interest or gain is exempt from tax under the laws of this State...."

NCGS ss.105-134.6 provides that the following addition to taxable income shall be made in calculating North Carolina taxable income, to the extent such item is not included in gross income:

              "Interest upon the obligations of states, other than this State, and their political subdivisions...."

North Carolina Administrative Code Title 17, Subchapter 6B, Section .4101 provides as follows:

              "(1) Distributions received from regulated investment companies (mutual funds) by a shareholder who was a North Carolina resident must be included in his North Carolina taxable income to the same extent included in his Federal taxable income; except, an amount not included in his Federal gross income which was determined to be an "exempt interest dividend" for Federal income tax purposes, must be added to Federal taxable income to the extent it represents interest on obligations of states other than North Carolina and their political subdivisions. "(1)

              "(2) Distributions from a regulated investment company other than "capital gain distributions" and "exempt interest dividends" are included in Federal taxable income in the same manner as distributions of other corporations. Distributions from earnings and profits are ordinary dividends (taxable dividends) unless the mutual fund notifies the taxpayer to the contrary.

              "(3) Capital gain distributions are paid by mutual funds from their net realized long-term capital gains. The individual receiving a capital gain distribution must report the distribution as a long-term capital gain on his Federal income tax return."

North Carolina Administrative Code Title 17, Subchapter 6B, Section .4102 provides further as follows:

              "(4) A mutual fund is qualified to pay exempt interest dividends only if at the close of each quarter of its taxable year at least 50 percent of the value of the total assets of the company consist of state and local bonds, the interest from which is exempt from Federal income tax and certain other obligations on which the interest is exempt from Federal income tax under provisions of Federal law other than the Internal Revenue Code, as those provisions of the law were in effect on January 6, 1983. A mutual fund paying exempt interest dividends to its shareholders must send its shareholders a statement within 60 days after the close of the taxable year showing the amount of exempt interest dividends. The exempt interest dividends are not required to be included in Federal taxable income.

              "(5) Since interest from states other than North Carolina and their political subdivisions is required to be added to Federal taxable income in calculating North Carolina taxable income, the exempt interest dividends received from mutual funds must be added to Federal taxable income to the extent such dividends do not represent interest from bonds issued by North Carolina and political subdivisions of North Carolina provided the mutual fund furnishes a supporting statement to the taxpayer. In the absence of such statement, the total amount designated as exempt interest must be added to Federal taxable income in computing the taxpayer's North Carolina taxable income."

North Carolina Administrative Code Title 17, Subchapter 6B, Section .4103 provides further as follows:



              "(6) Interest received in the form of dividends from regulated investment companies (mutual funds, investment funds, etc.) is deductible from an individual's federal taxable income to the extent the distributions represent interest on direct obligations of the United States Government. The fund must furnish the taxpayer a statement verifying the amount of interest paid to him which accrued from direct obligations of the United States Government. Interest earned on obligations that are merely backed or guaranteed by the United States Government will not qualify for the deduction. Further, this deduction does not apply to distributions which represent gain from the sale or other disposition of the securities nor to interest paid in connection with repurchase agreements issued by banks and savings and loan associations.

              "(7) The taxpayer may not deduct mutual fund dividends on the basis of a percentage of investments held by the fund (i.e., a fund has 75 percent of its investment in United States Treasury Notes). The statement to support the deduction must specify the amount received by the taxpayer which represents interests on direct obligations of the United States Government.

              "(8) The procedure in this Rule will also apply with respect to interest on obligations of the State of North Carolina and any of its political subdivisions to the extent included in federal taxable income.

              "(9) This Rule applies to taxable years beginning on or after January 1, 1989."

A representative of the North Carolina Department of Revenue has indicated in informal discussions that the term "direct obligations of the United States Government" includes obligations of Puerto Rico, the Virgin Islands and United States possessions. North Carolina Administrative Code Title 17, Subchapter 6B, Section .4104 provides further as follows:

         "The portion of distributions from a regulated investment company that represents capital gain is reportable on the federal income tax return as capital gain income and not dividend income. Therefore, under G.S. 105-134.6(b)(2) capital gains distributable to a shareholder who is a resident of North Carolina and attributable to the sale of an obligation the profit from which is exempt by North Carolina statute is deductible from federal taxable income in determining the North Carolina taxable income of an individual, trust and estate."

OPINION

         Based upon and subject to the foregoing and provided that the Fund has filed with the North Carolina Department of Revenue its election to be treated as a "regulated investment company," otherwise has complied with applicable North Carolina laws and in the opinion of the Secretary of Revenue of North Carolina qualifies as a "regulated investment company," it is our opinion that:

              (1) "exempt interest dividends" received from the Fund need not be included in North Carolina taxable income by individual or corporate shareholders of the Fund subject to North Carolina income taxation to the extent such dividends represent interest from obligations issued by North Carolina and political subdivisions of North Carolina;

              (2) for such purposes, dividends with respect to interest on obligations from states other than North Carolina and its political subdivisions are required to be added to federal taxable income in calculating North Carolina taxable income;

              (3) the portion of distributions from the Fund that represents capital gain is reportable for North Carolina income tax purposes as capital gain income and not dividend income; and

              (4) dividends correctly identified by the Fund as derived from obligations of Puerto Rico and the Virgin Islands, as well as other types of obligations that North Carolina is prohibited from taxing under the Constitution or laws of the United States of America or the Constitution or laws of North Carolina should be exempt from North Carolina income taxation provided the Fund complies with North Carolina laws.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Fund are offered, and we further consent to the use of our name in such Registration Statement.


                                             Kennedy Covington Lobdell & Hickman